Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 7, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2025 Third Quarter Results
•Earnings per diluted share (EPS) of $0.41 and adjusted EPS of $0.47, compared to $0.24 and $0.30, respectively, in the prior year quarter
•Returned approximately $40 million to shareholders; $25 million in share repurchases and $15 million in dividends
•Company provides updated annual Outlook

PITTSBURGH, (May 7, 2025) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2025 third quarter ended March 31, 2025, with sales of $486 million compared to $516 million in the prior year quarter, and earnings per diluted share (EPS) of $0.41 compared to $0.24 in the prior year quarter. The current quarter pre-tax results include a benefit of approximately $10 million from an advanced manufacturing production credit under the Inflation Reduction Act. Adjusted EPS was $0.47 in the current quarter compared to $0.30 in the prior year quarter.
“During the quarter we demonstrated continued progress on our growth and cost initiatives despite weak market conditions, primarily in EMEA and the Americas,” said Sanjay Chowbey, President and CEO. “The market headwinds resulted in sales slightly below our midpoint while adjusted EPS exceeded the upper end of our outlook primarily due to an advanced manufacturing production credit.”
Chowbey continued: “Like many companies, the recent uncertainty regarding tariff policies has affected Kennametal, however we intend to mitigate the direct effect of tariffs on our business and will pursue new opportunities to take share.”

Fiscal 2025 Third Quarter Key Developments
Sales of $486 million decreased 6 percent from $516 million in the prior year quarter, reflecting an organic sales decline of 3 percent and an unfavorable currency exchange effect of 3 percent.
During the quarter, the Company achieved incremental year-over-year restructuring savings of approximately $6 million. In January 2025, we announced actions to support the long-term competitiveness of the Company and to mitigate softer market conditions. These actions are currently expected to deliver annualized run rate pre-tax savings of approximately $15 million by the end of fiscal 2025. The Company expects to incur pre-tax charges of approximately $25 million in connection with the execution of these actions, of which $6 million was recognized during the quarter.

Operating income was $44 million, or 9.1 percent margin, compared to $35 million, or 6.8 percent margin, in the prior year quarter. The increase in operating income was primarily due to an advanced manufacturing production credit under the Inflation Reduction Act of approximately $10 million within the Infrastructure segment, lower raw material costs, pricing, and incremental year-over-year restructuring savings of approximately $6 million. These factors were partially offset by lower sales and production volumes, higher wages and general inflation and an unfavorable currency exchange effect of approximately $3 million. Adjusted operating income was $50 million, or 10.3 percent margin, in the current quarter, compared to $42 million, or 8.1 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 23.6 percent compared to 27.4 percent in the prior year quarter. The decrease in the ETR year-over-year was primarily driven by a benefit from the advanced manufacturing production credit under the Inflation Reduction Act and geographical mix. The adjusted ETR was 22.8 percent in the current quarter, compared to 26.5 percent in the prior year quarter.
Year-to-date net cash flow from operating activities was $130 million compared to $163 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes. Year-to-date free operating cash flow (FOCF) was $63 million compared to $84 million in the prior year period. The decrease in FOCF was driven primarily by working capital changes, partially offset by lower net capital expenditures.
The Company paid $15 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.
During the quarter, the Company repurchased 1.1 million shares of Kennametal common stock for $25 million under its share repurchase program. Inception-to-date the Company has repurchased 2.3 million shares of common stock for $55 million under the $200 million three-year program.

Outlook
The Company’s expectations for the full fiscal year 2025 are as follows:
Annual Outlook:
•Sales now expected to be $1.970 - $1.990 billion
•Adjusted EPS is now expected to be $1.30 - $1.45
•Pricing actions expected to cover raw material costs, wages and general inflation
•Interest expense is expected to be approximately $27 million
•Adjusted ETR is now expected to be approximately 25 percent
•Free operating cash flow of greater than 125 percent of adjusted net income
•Primary working capital as a percent of sales is now expected to be approximately 32 percent by fiscal year-end
•Capital spending now expected to be approximately $90 million

The Company will provide more details regarding its Outlook, including assumptions on tariffs, during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $304 million decreased 7 percent from $327 million in the prior year quarter, reflecting an organic sales decline of 4 percent and an unfavorable currency exchange effect of 3 percent. Operating income was $25 million, or 8.2 percent margin, compared to $31 million, or 9.4 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes, an unfavorable currency exchange effect of approximately $3 million and higher wages and general inflation. These factors were partially offset by pricing, incremental year-over-year restructuring savings of approximately $4 million and lower raw material costs. Adjusted operating income was $29 million, or 9.6 percent margin, in the current quarter, compared to $35 million, or 10.8 percent margin, in the prior year quarter.

Infrastructure sales of $182 million decreased 4 percent from $189 million in the prior year quarter, reflecting an organic sales decline of 2 percent and an unfavorable currency exchange effect of 2 percent. Operating income was $19 million, or 10.7 percent margin, compared to $5 million, or 2.7 percent margin, in the prior year quarter. The increase in operating income was primarily due to an advanced manufacturing production credit under the Inflation Reduction Act of approximately $10 million, the favorable timing of pricing compared to raw material costs and incremental year-over-year restructuring savings of approximately $2 million. These factors were partially offset by lower sales and production volumes. Adjusted operating income was $21 million, or 11.5 percent margin, in the current quarter, compared to $7 million, or 3.8 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 27, 2025 to shareholders of record as of the close of business on May 13, 2025.
The Company will host a conference call to discuss its third quarter fiscal 2025 results on Wednesday, May 7, 2025 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, interest expense, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the full year of fiscal 2025 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Sales	$486,399	$515,794	$1,450,398	$1,503,591
Cost of goods sold	330,034	362,532	997,993	1,047,834
Gross profit	156,365	153,262	452,405	455,757
Operating expense	104,013	108,684	324,975	327,674
Restructuring and other charges, net	5,589	6,465	7,535	10,585
Amortization of intangibles	2,703	2,886	8,142	8,674
Operating income	44,060	35,227	111,753	108,824
Interest expense	6,213	6,777	18,705	20,225
Other income, net	(5,454)	(76)	(8,589)	(674)
Income before income taxes	43,301	28,526	101,637	89,273
Provision for income taxes	10,219	7,816	26,052	13,866
Net income	33,082	20,710	75,585	75,407
Less: Net income attributable to noncontrolling interests	1,600	1,734	4,052	3,266
Net income attributable to Kennametal	$31,482	$18,976	$71,533	$72,141
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.41	$0.24	$0.92	$0.91
Diluted earnings per share	$0.41	$0.24	$0.91	$0.90
Basic weighted average shares outstanding	77,037	79,229	77,614	79,655
Diluted weighted average shares outstanding	77,651	79,849	78,208	80,197

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2025	June 30, 2024
ASSETS
Cash and cash equivalents	$97,467	$127,971
Accounts receivable, net	290,944	302,810
Inventories	555,989	514,632
Other current assets	68,960	57,179
Total current assets	1,013,360	1,002,592
Property, plant and equipment, net	911,867	938,063
Goodwill and other intangible assets, net	346,205	352,988
Other assets	219,071	210,115
Total assets	$2,490,503	$2,503,758
LIABILITIES
Revolving and other lines of credit and notes payable	$12,561	$1,377
Accounts payable	192,923	191,541
Other current liabilities	210,142	223,043
Total current liabilities	415,626	415,961
Long-term debt	596,586	595,980
Other liabilities	199,375	203,218
Total liabilities	1,211,587	1,215,159
KENNAMETAL SHAREHOLDERS’ EQUITY	1,236,868	1,249,875
NONCONTROLLING INTERESTS	42,048	38,724
Total liabilities and equity	$2,490,503	$2,503,758

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Nine Months Ended March 31,
(in thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$75,585	$75,407
Adjustments to reconcile to cash from operations:
Depreciation	93,279	91,056
Amortization	8,142	8,674
Stock-based compensation expense	18,329	20,651
Restructuring and other charges, net	7,535	10,585
Deferred income taxes	(1,917)	(7,661)
Gain on insurance recoveries	(7,500)	—
Other	817	13,511
Changes in certain assets and liabilities:
Accounts receivable	10,516	3,875
Inventories	(41,269)	7,044
Accounts payable and accrued liabilities	(14,140)	(26,014)
Accrued income taxes	(11,668)	(17,459)
Accrued pension and postretirement benefits	(5,023)	(8,529)
Other	(2,956)	(7,680)
Net cash flow provided by operating activities	129,730	163,460
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(67,506)	(84,240)
Disposals of property, plant and equipment	460	5,270
Business acquisitions	—	(4,010)
Proceeds from insurance recoveries	7,193	—
Other	(202)	(3,131)
Net cash flow used in investing activities	(60,055)	(86,111)
FINANCING ACTIVITIES
Net increase in notes payable	944	4,132
Net increase in revolving and other lines of credit	10,200	7,500
Purchase of capital stock	(55,081)	(43,786)
The effect of employee benefit and stock plans and dividend reinvestment	(6,570)	(7,949)
Cash dividends paid to Shareholders	(46,604)	(47,697)
Other	(915)	(859)
Net cash flow used in financing activities	(98,026)	(88,659)
Effect of exchange rate changes on cash and cash equivalents	(2,153)	(2,592)
CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(30,504)	(13,902)
Cash and cash equivalents, beginning of period	127,971	106,021
Cash and cash equivalents, end of period	$97,467	$92,119

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2025	2024	2025	2024
Sales:
Metal Cutting	$304,349	$326,561	$899,035	$946,237
Infrastructure	182,050	189,233	551,363	557,354
Total sales	$486,399	$515,794	$1,450,398	$1,503,591
Sales By Geographic Region:
Americas	$240,361	$252,921	$713,341	$738,566
EMEA	151,262	164,238	442,689	465,874
Asia Pacific	94,776	98,635	294,368	299,151
Total sales	$486,399	$515,794	$1,450,398	$1,503,591
Operating income:
Metal Cutting	$24,900	$30,809	$65,308	$88,453
Infrastructure	19,423	5,140	47,770	22,020
Corporate (1)	(263)	(722)	(1,325)	(1,649)
Total operating income	$44,060	$35,227	$111,753	$108,824
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2025 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended March 31, 2024 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2025 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, EPS, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2025 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$486,399	$44,060	23.6%	$31,482	$0.41
Reported operating margin		9.1%
Restructuring and related charges	—	5,840	19.4	4,709	0.06
Differences in projected annual tax rates	—	—	(20.2)	146	—
Adjusted results	$486,399	$49,900	22.8%	$36,337	$0.47
Adjusted operating margin		10.3%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$304,349	$24,900	$182,050	$19,423
Reported operating margin		8.2%		10.7%
Restructuring and related charges	—	4,320	—	1,520
Adjusted results	$304,349	$29,220	$182,050	$20,943
Adjusted operating margin		9.6%		11.5%

THREE MONTHS ENDED MARCH 31, 2024 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$515,794	$35,227	27.4%	$18,976	$0.24
Reported operating margin		6.8%
Restructuring and related charges	—	6,465	20.4	5,098	0.06
Differences in projected annual tax rates	—	—	(21.3)	(141)	—
Adjusted results	$515,794	$41,692	26.5%	$23,933	$0.30
Adjusted operating margin		8.1%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$326,561	$30,809	$189,233	$5,140
Reported operating margin		9.4%		2.7%
Restructuring and related charges	—	4,493	—	1,972
Adjusted results	$326,561	$35,302	$189,233	$7,112
Adjusted operating margin		10.8%		3.8%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended March 31,
(in thousands)	2025	2024
Net cash flow provided by operating activities	$129,730	$163,460
Purchases of property, plant and equipment	(67,506)	(84,240)
Disposals of property, plant and equipment	460	5,270
Free operating cash flow	$62,684	$84,490

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended March 31, 2025	Metal Cutting	Infrastructure	Total
Organic sales decline	(4)%	(2)%	(3)%
Foreign currency exchange effect (3)	(3)	(2)	(3)
Business days effect (4)	—	—	—
Sales decline	(7)%	(4)%	(6)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.